Exhibit (a)(1)(iv)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

RAPTOR PHARMACEUTICAL CORP.

at

$9.00 Net per Share

Pursuant to the Offer to Purchase dated September 26, 2016

by

MISNEACH CORPORATION,

an indirect wholly owned subsidiary of

HORIZON PHARMA PUBLIC LIMITED COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT

(NEW YORK TIME), AT THE END OF THE DAY ON OCTOBER 24, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Misneach Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Horizon Pharma plc, a public limited company organized under the laws of Ireland (“Parent”), to act as information agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Raptor Pharmaceutical Corp., a Delaware corporation (“Raptor”), that are issued and outstanding at a price of $9.00 per Share (the “Offer Price”), net to the holder thereof, in cash, without interest thereon (less any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 26, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF RAPTOR HAS UNANIMOUSLY RECOMMENDED THAT

STOCKHOLDERS TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included IRS Form W-9;

3. A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents are not immediately available or cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by midnight (New York time), at the end of the day on October 24, 2016 (the “Expiration Time,”

unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement (as defined below), in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended, will expire and the date on which the Expiration Time occurs is referred to herein as the “Expiration Date”) or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Raptor’s Solicitation/Recommendation Statement on Schedule 14D-9; and

6. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at midnight (New York time), at the end of the day on October 24, 2016, unless the Offer is extended or earlier terminated in accordance with the terms of the Merger Agreement.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 12, 2016 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and Raptor, pursuant to which, as soon as practicable following the time Purchaser accepts, for the first time, for payment Shares validly tendered and not validly withdrawn pursuant to the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Raptor (the “Merger”), with Raptor continuing as the surviving corporation in the Merger and as an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than any Shares (i) owned by Parent, Purchaser or Raptor or by any direct or indirect wholly owned subsidiary of Parent, Purchaser or Raptor, (ii) irrevocably accepted for purchase pursuant to the Offer (“Accepted Shares”), or (iii) held by a holder who is entitled to demand and who properly and validly demands their statutory rights of appraisal in respect of such Shares in compliance in all respects with Section 262 of the Delaware General Corporation Law (the “DGCL”), and in the case of (i) and (ii), such Shares will be canceled without any consideration paid therefor (other than, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any such Accepted Shares pursuant to the Offer)) will be automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (less any required withholding taxes). Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

After careful consideration, the board of directors of Raptor has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of Raptor and its stockholders; (ii) approved and declared it advisable that Raptor enter into the Merger Agreement; (iii) approved and declared advisable the Merger Agreement, the performance by Raptor of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement; (iv) agreed that the Merger will be effected under Section 251(h) of the DGCL; (v) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that Raptor’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (vi) authorized and approved the execution, delivery and performance of the Merger Agreement by Raptor.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfers, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

You may contact us as Information Agent with questions and requests for assistance, and for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials, at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, Parent, Raptor, the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.